Exhibit 21.1

Lucid Group, Inc.

List of Subsidiaries

Atieva, Inc.	Cayman Islands
Atieva, Inc., Hong Kong Limited	Hong Kong
Lucid USA, Inc. (f/k/a Atieva USA, Inc)	Delaware
Lucid Group USA, Inc.	Delaware
Atieva Shanghai Co., Ltd.	Shanghai, PRC
Atieva USA, Inc. Taiwan Branch	Taipei, Taiwan
Lucid Motors North America, LLC (f/k/a Lucid Group NA, LLC)	Delaware
Atieva Technologies, LLC	Delaware
Lucid Motors Canada ULC	British Columbia
Lucid Netherlands B.V.	Amsterdam, The Netherlands
Lucid LLC	Riyadh, Kingdom of Saudi Arabia
Lucid Europe B.V.	Amsterdam, The Netherlands